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                                                                Exhibit 23.9


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this registration statement on Form S-8 of Gardner Denver, Inc. of our report dated January 30, 2004, with respect to the consolidated balance sheets of the company as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of the Company.

Our report refers to a change in accounting for goodwill and other intangible assets for the year ended December 31, 2002.




                                                KPMG LLP
St. Louis, Missouri
May 28, 2004